Exhibit 99.1

XWELL Appoints Ezra Ernst as New President and Chief Executive Officer

Strategic leadership change will drive further growth and expansion among core business units

NEW YORK, NY (September 5, 2024) – XWELL, Inc. (Nasdaq: XWEL) (“XWELL” or the “Company”), an authority in wellness solutions for people on the go, today announced the appoint of Ezra T. Ernst as Chief Executive Officer. Ernst succeeds Scott Milford, who will serve in a consultative role through the end of 2024.

“Ezra brings the combination of operational and strategic excellence to the position, while also having a deep understanding of the company, the industry and key partners,” said XWELL Chairman of the Board, Bruce Bernstein. “This strategic leadership change will propel XWELL forward in its next phase. I trust that Ezra will deliver purpose-driven growth for XWELL through continued innovation and expansion, and ultimately returning the company to profitability. We appreciate Scott’s hard work transforming the company into what it is today.”

Ernst has a strong track record with more than 30 years of experience driving revenue, developing strategic partnerships and cultivating operational excellence. Most recently he served as CEO of XWELL brands XpresCheck® and HyperPointe™ since January 2022 and March 2020, respectively.

Ernst has successfully increased revenue and reputational awareness through his leadership of XpresCheck where he developed the Traveler-based Genomic Surveillance (TGS) program with the Centers for Disease Control and Prevention (CDC). The TGS program has expanded from a small pilot program leveraging XpresCheck’s leading COVID-19 testing program and HyperPointe’s marketing expertise to a more permanent part of the United States’ biosecurity infrastructure.

“I am excited for the opportunity to lead XWELL in the next chapter of its evolution,” said Ernst. “We are positioned for growth across our brands, and I am very confident in our people to carry through the vision and strategy we have developed.”

Ernst will build on the framework Milford created for the Company’s long-term success including XWELL’s out of airport strategy, its Naples Wax Center® acquisition, which increased the number of physical retail units and expanded innovative products and services, Xpres Spa®’s tech-forward strategy and XpresCheck’s leadership in biosecurity.

In the near term, Ernst plans to evolve the Company’s current footprint in and out of the airport by further integrating technology across its portfolio. This includes the successful opening of Xpres Spa at Philadelphia International Airport’s Terminal B and the upcoming launch of Xpres Spa at New York Penn Station. Ernst will also continue to integrate HyperPointe to support XWELL more broadly as it seeks new marketing opportunities.

Ernst added, “I look forward to making meaningful progress through geographic expansion, acquisitions and technology, while also focusing on broadening the full potential of autonomous technology and catering to the preferences of today’s tech-savvy consumers. Thank you to the board of directors and the senior leadership team for your continued support and commitment to this company.”

For more information about this new offering, visit xwell.com.

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global wellness holding company operating multiple brands: XpresSpa®, Treat™, Naples Wax Center®, XpresCheck® and HyperPointe™.

•	XpresSpa is a leading retailer of wellness services and related products, with 33 locations in 16 airports globally.

•	Naples Wax Center is a group of upscale skin care boutiques, with three locations currently operating.

•	XpresCheck, in collaboration with the CDC and Concentric by Ginkgo, conducts biosurveillance monitoring of inbound international flights. Operating 9 biosurveillance stations in 7 of the nation’s busiest airports, XpresCheck tests passengers and wastewater to monitor and identify new SARS-CoV-2 variants as well as other pathogens entering the USA from across the world.

•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events, including the Company’s current plans and expectations relating to the business and operations and future store openings, including but not limited to, future openings of Naples Wax Center and XpresSpa stores, are based upon information available to XWELL as of the date of this press release, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.